Exhibit 4.5.1

Additional Agreement No. 1

to the LOAN AGREEMENT No. 3

dated 23 February 2021

On 30 June 2021

Arras Minerals Corp., company established in accordance with the the laws of the Province of British Columbia, Canada, entity No. BC1287773, located at: Suite 1610, 777 Dunsmuir Street, Vancouver, Canada, V7Y 1K4, represented by CFO Mr. Christopher Richards, acting on basis of the Articles, hereinafter referred to as the “Creditor”, on one part, and Ekidos Minerals LLP, a limited liability partnership established in accordance with the laws of the Republic of Kazakhstan, BIN 191040035309, located at: Republic of Kazakhstan, Almaty, 050000, Panfilov Street 158, Office 1, Almaty, represented by Director, Mrs. Irma Nuss, acting on the basis of the Charter, hereinafter referred to as the “Debtor”, on the other part, hereinafter collectively referred to as the “Parties” and individually as “Party”, have concluded this Additional Agreement №1 to the Loan Agreement No. 3 dated 23 February 2021 (hereinafter – the “Agreement”) as follows:

1. Clause 3.1 of Section 3 of the Agreement to revised as follows:

“The repayment of the amount of the Loan specified in this Agreement shall be made by the Debtor on or before 30 November 2021”.

2. In all other matters that are not regulated by the terms of this Additional Agreement #1, the Parties are guided by the provisions of the Agreement.

3. This Additional Agreement #1 enters into force on the date of its signing

SIGNATURES AND REQUISITES OF THE PARTIES:

On behalf of the Creditor

Arras Minerals Corp.

/s/ Christopher Richards

On behalf of the Debtor

Ekidos Minerals LLP

/s/ Irma Nuss

Irma Nuss

Director